Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report

Financial Results for the Second Quarter of 2007 and

Updates Annual Guidance

Syracuse, New York — (Businesswire) — August 10, 2007 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the second quarter of 2007.

Highlights for the second quarter of 2007 versus the second quarter of 2006 include:

•	Total revenues increased 5.2% to $200.4 million from $190.6 million, including a 6.5% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales were 5.3% at Burger King®, 1.2% at Pollo Tropical®, and (0.5%) at Taco Cabana®;

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Income from operations was $15.4 million (including an additional $1.0 million in rent expense attributable to sale-leaseback transactions and lease amendments completed last year, as well as higher expenses related to being a public company and from stock-based compensation expense) compared to $17.6 million;

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Net income was $5.1 million, or $0.24 per diluted share, compared to net income of $3.1 million, or $0.19 per diluted share, last year. (Net income in the second quarter of 2006 would have been $0.14 per diluted share after giving pro forma effect for the additional shares issued in the Company’s initial public offering completed on December 20, 2006.)

As of June 30, 2007, the Company operated a total of 548 restaurants, including 326 Burger King, 80 Pollo Tropical and 142 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “Second quarter top-line growth was substantially driven by the addition of 21 new restaurants at our Hispanic Brands since the beginning of the second quarter of 2006 combined with favorable sales trends at our Burger King restaurants. Same store sales were lower than anticipated for our two Hispanic Brands in part due to economic softness in Florida affecting our Pollo Tropical brand, and similar pressures on consumer spending affecting our Taco Cabana customers in Texas. Taco Cabana was further impacted by some poor weather during the quarter along with competitive pressures. Nonetheless, we continue to be pleased with the position of these brands and their prospects going forward.”

Mr. Vituli continued, “In the near-term, we expect the cost environment, particularly for commodities, to continue to pressure operating margins, and as a result, we have recently implemented modest menu price increases. We believe that we are well positioned in this regard given the attractive value and price points we offer our customers relative to many alternatives. Moreover, in view of the current pressures affecting our industry, we believe that the diversification of our brands and commodity usage, coupled with the geographic dispersion of our restaurants, provides our shareholders with both stability and attractive opportunities for sustained growth.”

Second Quarter 2007 Results

Total revenues for the second quarter of 2007 increased 5.2% to $200.4 million from $190.6 million in the second quarter of 2006. During the second quarter of 2007, the Company opened three Pollo Tropical restaurants, one Taco Cabana restaurant and closed one Burger King restaurant.

Revenues from the Company’s Hispanic restaurant brands increased 6.5% to $103.5 million in the second quarter of 2007 from $97.2 million in the same period last year. Pollo Tropical revenues increased 11.1% to $42.7 million during the second quarter of 2007 compared to $38.5 million in the second quarter of 2006. This was primarily due to the opening of 11 new Pollo Tropical restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Pollo Tropical grew 1.2% compared to the year-ago period.

Taco Cabana revenues increased 3.6% to $60.8 million during the second quarter of 2007 compared to $58.7 million in the second quarter of 2006. This was due primarily to the opening of 10 new Taco Cabana restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Taco Cabana decreased 0.5% in the second quarter of 2007.

Burger King revenues increased 3.8% to $96.9 million during the second quarter of 2007 compared to $93.4 million in the second quarter of 2006, despite the closing of eight Burger King restaurants since the beginning of the same period in 2006. Comparable Burger King restaurant sales increased 5.3% during the period, reflecting continued favorable trends in the Company’s Burger King operations.

General and administrative expenses were $13.3 million in the second quarter of 2007, or 6.6% of total revenues, compared to $12.0 million, or 6.3% of total revenues, in the second quarter of 2006. General and administrative expenses increased as a percentage of total revenues mostly due to higher costs associated with being a public company and stock-based compensation expense.

Income from operations was $15.4 million in the second quarter of 2007, or 7.7% of total revenues, compared to $17.6 million, or 9.2% of total revenues, in the second quarter of 2006.

During the second and third quarters of 2006, the Company refinanced 14 leases and amended 34 other leases previously accounted for as Lease Financing Obligations on its balance sheet, and recorded the underlying sale-leaseback transactions as sales. As a result, the Company reduced its Lease Financing Obligations by $52.8 million in 2006 and accounted for the leases as operating leases. In the second quarter of 2007 as compared to the second quarter of 2006, these transactions resulted in an increase in rent expense of $1.0 million, and corresponding reductions in depreciation and interest expense of $0.3 million and $1.3 million, respectively, in the quarter.

Interest expense decreased $5.4 million to $7.6 million in the second quarter of 2007 from $13.0 million in the same period in the prior year, reflecting the reductions in Lease Financing Obligations described above and lower average debt balances from the prepayments of borrowings under the Company’s prior senior credit facility throughout 2006, including the repayment of $68.0 million in term loan borrowings from the IPO proceeds in December 2006. In addition, the Company completed the refinancing of its senior credit facility in March 2007 which lowered the interest rate on its senior secured borrowings by approximately 1%.

Net income for the second quarter of 2007 was $5.1 million, or $0.24 per share (based upon 21.6 million weighted average diluted shares). This compared to net income of $3.1 million, or $0.19 per share (based upon 15.9 million weighted average diluted shares) in the second quarter of 2006. Net income would have been $0.14 per share in the second quarter of 2006 after giving pro forma effect for the additional shares issued in the Company’s initial public offering completed in the fourth quarter of 2006 (based upon 21.6 million average diluted shares).

Six Month Results

For the six months ended June 30, 2007, total revenues increased 4.2% to $388.7 million from $373.1 million in same period last year, including a 6.4% increase for the Company’s Hispanic brands. Net income was $6.7 million, or $0.31 per diluted share including an after-tax non-recurring charge from the refinancing of the Company’s senior credit facility of $0.9 million, or $0.04 per diluted share. This compared to net income of $4.6 million, or $0.29 per diluted share for the six months ended June 30, 2006. Net income for the first six months of 2006 would have been $0.21 per diluted share after giving pro forma effect for the additional shares issued in the Company’s initial public offering.

Pro Forma

Pro forma calculations provide investors with an alternative measure to evaluate the Company's performance and provide meaningful supplemental information of the Company's operating results on a basis comparable with that of future periods. The pro forma calculations reflect the post IPO capital structure as if it had been in place for the full periods presented. Pro forma information is not, and should not be, considered a substitute for financial information prepared in accordance with generally accepted accounting principles.

Full Year 2007 Outlook

For the full year 2007, the Company is providing the following guidance:

•	A total revenue increase of approximately 5% including comparable restaurant sales increases of 1.5%-2.0% for Pollo Tropical, 0%-1% for Taco Cabana and 3.0%-3.5% for its Burger King restaurants;

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New unit openings of 7-9 Pollo Tropical restaurants, 9-11 Taco Cabana restaurants and two to four new Burger King restaurants representing existing units to be relocated. The Company plans to close a total of three Burger King restaurants in addition to those relocated and to close three Taco Cabana restaurants;

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Incremental expenses of $2.0 million to $2.5 million as a consequence of being a public company, as well as stock-based compensation expense of approximately $1.5 million related to stock option and restricted stock grants made in December 2006;

•	Capital expenditures of between $64 million and $68 million, including $41 million to $45 million for new restaurants (before any sale-leaseback transactions);

•	An estimated annual effective tax rate of 33.0%-33.5% which has been lowered to reflect the realization of tax benefits previously reserved which will lower the third quarter tax provision;

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Diluted earnings per share ranging from $0.73 to $0.78 (before the non-recurring after-tax charge of $0.04 per share related to the Company’s write-off of deferred financing costs in connection with the refinancing of its senior credit facility). Diluted common shares outstanding are estimated to be approximately 21.6 million.

Mr. Vituli added, “Despite the more immediate challenges that have caused us to lower our full year guidance, we are confident that we can capitalize on the underlying demographic trends that support our Hispanic Brands, and will therefore continue to deploy the majority of our growth capital to the development of new restaurant units. We are also excited to be participating in the strong recovery of Burger King, which is reclaiming lost market share and broadening its appeal through innovation and better execution. We remain committed to our business strategy and plans which we believe will result in accreting value for our shareholders.”

Conference Call Today

The Company will host a conference call to discuss second quarter 2007 financial results today at 8:30 AM Eastern Time.

The conference call can be accessed live over the phone by dialing 800-218-8862 or for international callers by dialing 303-262-2138. A replay will be available one hour after the call and can be accessed by dialing 800-405-2236 or for international callers by dialing 303-590-3000; the passcode is 11093863. The replay will be available until Thursday, August 17, 2007. The call will be webcast live from the Company’s website at www.carrols.com under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States, operating three restaurant brands in the quick-casual and quick-service restaurant segments with 548 company-owned and operated restaurants in 16 states as of June 30, 2007, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. Carrols Restaurant Group is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

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Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended June 30, (a)		Six Months Ended June 30, (a)
	2007	2006	2007	2006
Revenues:
Restaurant sales	$200,117	$190,252	$387,983	$372,465
Franchise royalty revenues and fees	332	329	669	659

Total revenues	200,449	190,581	388,652	373,124

Costs and expenses:
Cost of sales	57,639	53,386	110,196	105,299
Restaurant wages and related expenses (b)	58,562	55,298	114,510	108,960
Restaurant rent expense	10,907	9,159	21,586	18,179
Other restaurant operating expenses	28,270	27,441	55,954	53,889
Advertising expense	8,449	7,248	16,984	14,160
General and administrative expenses (b)	13,305	11,977	26,451	24,351
Depreciation and amortization	7,887	8,463	15,578	16,780
Impairment losses	69	20	69	244
Other income (c)	—	—	(347)	—

Total costs and expenses	185,088	172,992	360,981	341,862

Income from operations	15,361	17,589	27,671	31,262
Interest expense	7,601	13,011	15,957	24,400
Loss on extinguishment of debt	—	—	1,485	—

Income before income taxes	7,760	4,578	10,229	6,862
Provision for income taxes	2,662	1,489	3,554	2,248

Net income	$5,098	$3,089	$6,675	$4,614

Basic and diluted net income per share	$0.24	$0.19	$0.31	$0.29

Basic weighted average common shares outstanding	21,551	15,892	21,551	15,895
Diluted weighted average common shares outstanding	21,565	15,892	21,562	15,895

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three and six months ended July 1, 2007 and July 2, 2006 are referred to as the three and six months ended June 30, 2007 and June 30, 2006, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $39, $0, $76 and $0 for the three months ended June 30, 2007 and 2006 and for the six months ended June 30, 2007 and 2006, respectively. General and administrative expenses include stock-based compensation expense of $315, $0, $633 and $0 for the respective periods.
(c)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight change in rent expense. Consolidated net income for Carrols Corporation for the three months ended June 30, 2007 and 2006 was $5,099 and $3,090, respectively, and for the six months ended June 30, 2007 and 2006 was $6,678 and $4,617, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated:

	(unaudited) Three Months Ended June 30,		(unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Segment revenues:
Burger King	$96,928	$93,422	$185,398	$182,139
Pollo Tropical	42,747	38,478	84,286	77,064
Taco Cabana	60,774	58,681	118,968	113,921

Total revenues	$200,449	$190,581	$388,652	$373,124

Change in comparable restaurant sales: (a)
Burger King	5.3%	0.6%	3.1%	3.5%
Pollo Tropical	1.2%	2.4%	0.5%	3.5%
Taco Cabana	(0.5)%	2.7%	(0.7)%	2.6%

Segment EBITDA: (b)
Burger King	$8,393	$10,282	$14,219	$17,168
Pollo Tropical	7,254	7,669	14,086	15,303
Taco Cabana	8,024	8,121	15,375	15,815

Average sales per restaurant:
Burger King	$297	$281	$567	$544
Pollo Tropical	541	542	1,085	1,096
Taco Cabana	429	426	834	834

New restaurant openings:
Burger King	—	—	—	—
Pollo Tropical	3	1	4	2
Taco Cabana (c)	1	3	2	4

Total new restaurant openings	4	4	6	6

Restaurant closings:
Burger King	(1)	(4)	(2)	(6)
Pollo Tropical	—	—	—	—
Taco Cabana	—	—	(3)	—

Net new restaurants	3	—	1	—

Number of company owned restaurants:
Burger King			326	330
Pollo Tropical			80	71
Taco Cabana			142	139

Total company owned restaurants			548	540

			At 6/30/07	At 12/31/06

Long-term debt (c)			$355,650	$358,480

(a)	The changes in comparable restaurant sales are calculated using only those company owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.
(b)

Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense and other income. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(c)	Long-term debt (including current portion) at June 30, 2007 included $180,000 of the Company’s 9% senior subordinated notes, $120,000 outstanding under its senior credit facility, $54,258 of lease financing obligations and $1,392 of capital leases. Long-term debt at December 31, 2006 included $180,000 of the Company’s 9% senior subordinated notes, $118,400 outstanding under its prior senior credit facility, $58,571 of lease financing obligations and $1,509 of capital leases.

The following table reconciles diluted weighted average common shares outstanding as reported under generally accepted accounting principles to the number of shares after giving pro forma effect for additional shares issued in the Company’s initial public offering completed on December 20, 2006 (in thousands):

	(unaudited)
	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
Diluted weighted average common shares outstanding, as reported	15,892	15,895

Increase in weighted average common shares to reflect issuance of additional shares in connection with the Company’s initial public offering	5,667	5,667

Diluted weighted average common shares outstanding after giving pro forma effect to the Company’s initial public offering	21,559	21,562